Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 September 14, 2011

Zions Direct Auctions - Results Home Auction #3834 Results Zions Bancorporation Senior Note / 1 Year Corporates BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor’s). SIGN IN | REGISTER | CONTACT US Auctions View current auctions Results Archive View the results of completed auctions FDIC-Insured CDs Municipal Bonds Corporate Bonds US Agencies Stock Warrants Issuers University Learn more about our auctions Demos Learn how to participate! Think Auction Information Issue Information Auction Start: 9/6/2011 5:00 PM EDT Security Type: Corporate Bonds Auction End: 9/14/2011 1:30 PM EDT Issue Type: Primary Last Update: 9/14/2011 2:07:49 PM EDT Coupon: 2.000% Auction Status: Over Maturity Date: 9/19/2012 More Bidding Information Buy Today! Information Price: 100.000 Yield: 2.00% WEEKLY UPDATE Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more. First Name Last Name Email Sign Up! Bids Final Market-Clearing Price: 98.000 Final Market-Clearing Yield*: 4.061% Bidder Units Price Timestamp Awarded Amount Due Bidder 28432 6 100.100 9/9/2011 2:04:47 PM 6 units $ 5,880.00 Bidder 8671 5 100.011 9/12/2011 12:18:33 PM 5 units $ 4,900.00 Bidder 16361 15 100.011 9/13/2011 4:33:37 PM 15 units $ 14,700.00 Bidder 28433 7 100.010 9/9/2011 2:21:00 PM 7 units $ 6,860.00 Bidder 4199 50 100.010 9/9/2011 2:42:06 PM 50 units $ 49,000.00 Bidder 23101 25 100.000 9/12/2011 10:27:03 AM 25 units $ 24,500.00 Bidder 28451 20 100.000 9/14/2011 1:21:28 PM 20 units $ 19,600.00 Bidder 28439 30 99.803 9/12/2011 9:27:21 PM 30 units $ 29,400.00 Bidder 28439 4 99.803 9/12/2011 9:27:21 PM 4 units $ 3,920.00 Bidder 19266 5 99.803 9/13/2011 10:31:52 PM 5 units $ 4,900.00 Bidder 26452 10 99.754 9/12/2011 4:08:42 PM 10 units $ 9,800.00 Bidder 15164 60 99.754 9/14/2011 12:04:10 PM 60 units $ 58,800.00 Bidder 28417 4 99.705 9/7/2011 4:18:18 PM 4 units $ 3,920.00 Bidder 19290 20 99.705 9/14/2011 10:45:28 AM 20 units $ 19,600.00 Bidder 25296 10 99.509 9/12/2011 11:22:59 AM 10 units $ 9,800.00 Bidder 23428 1 99.509 9/13/2011 4:05:10 PM 1 unit $ 980.00 Bidder 19266 5 99.509 9/13/2011 10:31:52 PM 5 units $ 4,900.00 Bidder 22884 5 99.509 9/14/2011 11:21:47 AM 5 units $ 4,900.00 Bidder 17912 10 99.509 9/14/2011 11:24:50 AM 10 units $ 9,800.00 Bidder 24302 3 99.300 9/13/2011 10:04:15 PM 3 units $ 2,940.00 Bidder 27100 1 99.265 9/9/2011 1:34:07 PM 1 unit $ 980.00 Bidder 24591 15 99.119 9/14/2011 1:24:27 PM 15 units $ 14,700.00 Bidder 11592 20 99.032 9/13/2011 2:50:49 PM 20 units $ 19,600.00 Bidder 26699 10 99.022 9/9/2011 11:42:27 AM 10 units $ 9,800.00 Bidder 13481 5 99.022 9/9/2011 11:59:32 AM 5 units $ 4,900.00 Bidder 19266 5 99.022 9/13/2011 10:31:52 PM 5 units $ 4,900.00 Bidder 13727 7 99.000 9/9/2011 3:29:04 PM 7 units $ 6,860.00 Bidder 18787 5 99.000 9/9/2011 7:06:02 PM 5 units $ 4,900.00 Bidder 28420 1 98.700 9/8/2011 2:18:39 PM 1 unit $ 980.00 Bidder 22714 5 98.650 9/12/2011 10:24:27 PM 5 units $ 4,900.00 Bidder 864 7 98.635 9/9/2011 4:34:35 PM 7 units $ 6,860.00 Bidder 20228 3 98.500 9/9/2011 12:47:03 PM 3 units $ 2,940.00 Bidder 27448 25 98.500 9/14/2011 10:53:34 AM 25 units $ 24,500.00 Bidder 23428 1 98.298 9/14/2011 12:41:25 PM 1 unit $ 980.00 Bidder 23436 300 98.260 9/14/2011 1:26:02 PM 300 units $ 294,000.00 Bidder 18907 5 98.250 9/9/2011 4:47:02 PM 5 units $ 4,900.00 Bidder 23436 300 98.230 9/14/2011 1:26:02 PM 300 units $ 294,000.00 Bidder 23436 300 98.200 9/14/2011 1:26:02 PM 300 units $ 294,000.00 Bidder 19307 5 98.101 9/9/2011 12:32:12 PM 5 units $ 4,900.00 Bidder 19254 20 98.100 9/14/2011 1:10:08 PM 20 units $ 19,600.00 Bidder 23436 300 98.100 9/14/2011 1:26:02 PM 300 units $ 294,000.00 Bidder 28431 20 98.058 9/12/2011 11:29:21 AM 20 units $ 19,600.00 Bidder 23692 25 98.058 9/13/2011 6:37:48 PM 25 units $ 24,500.00 https://www.auctions.zionsdirect.com/auction/3834/results 9/14/2011 ZION Direct Auctions - Results ZIONS Direct® Entrust grant street group soft wear® that wark powerd by

Bidder 20303 12 98.058 9/14/2011 9:19:47 AM 12 units $ 11,760.00 Bidder 23430 7 98.058 9/14/2011 10:24:17 AM 7 units $ 6,860.00 Bidder 22941 20 98.058 9/14/2011 12:18:21 PM 20 units $ 19,600.00 Bidder 27408 20 98.058 9/14/2011 12:22:03 PM 20 units $ 19,600.00 Bidder 20935 5 98.058 9/14/2011 1:27:00 PM 5 units $ 4,900.00 Bidder 19254 20 98.050 9/14/2011 1:10:08 PM 20 units $ 19,600.00 Bidder 24788 50 98.050 9/14/2011 1:29:53 PM 50 units $ 49,000.00 Prev. Page 1 of 2 Next Auction Totals: 2,000 units $ 1,960,000.00 Direct Orders Bidder Units Yield Timestamp Awarded Amount Due Bidder 13571 20 2.00% 9/8/2011 11:13:47 AM 20 units $ 20,000.00 Bidder 19232 60 2.00% 9/9/2011 12:03:41 PM 60 units $ 60,000.00 Bidder 27566 25 2.00% 9/13/2011 4:39:35 PM 25 units $ 25,000.00 Bidder 24675 50 2.00% 9/13/2011 5:30:12 PM 50 units $ 50,000.00 Auction Totals: 155 units $ 155,000.00 Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions ZION Direct® Auctions - Results ZIONS Direct Entrust grant street group soft wear® that wark powerd by https://www.auctions.zionsdirect.com/auction/3834/results 9/14/2011 SIGN IN | REGISTER | CONTACT US Auctions View current auctions Results Archive View the results of completed auctions FDIC-Insured CDs Municipal Bonds Corporate Bonds US Agencies Stock Warrants Issuers University Learn more about our auctions Demos Learn how to participate! Think WEEKLY UPDATE Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more. ZION Direct® Auctions – Results ZION Direct® Auctions - Results First Name Last Name Email Sign Up!

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Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 1 Year Corporates
BBB- (Fitch); BBB (low) (DBRS); and BBB- (Standard & Poor's).

Auction Information

Auction Start:	9/6/2011 5:00 PM EDT
Auction End:	9/14/2011 1:30 PM EDT
Last Update:	**9/14/2011 2:08:44 PM EDT**
Auction Status:	**Over**

Bidding Information

Issue Information

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	2.000%
Maturity Date:	9/19/2012

More...

Buy Today! Information

Price:	100.000
Yield:	2.00%

Bids

Final Market-Clearing Price: 98.000
Final Market-Clearing Yield*: 4.061%

Bidder	Units	Price	Timestamp	Awarded	Amount Due
Bidder 13585	10	98.001	9/12/2011 5:39:36 PM	10 units	$ 9,800.00
Bidder 22994	13	98.000	9/8/2011 11:19:17 AM	13 units	$ 12,740.00
Bidder 28422	5	98.000	9/8/2011 2:21:24 PM	5 units	$ 4,900.00
Bidder 28430	10	98.000	9/9/2011 1:18:21 PM	10 units	$ 9,800.00
Bidder 28441	10	98.000	9/12/2011 12:18:54 AM	10 units	$ 9,800.00
Bidder 28441	10	98.000	9/12/2011 12:18:54 AM	10 units	$ 9,800.00
Bidder 28441	10	98.000	9/12/2011 12:18:54 AM	10 units	$ 9,800.00
Bidder 28441	10	98.000	9/12/2011 12:18:54 AM	10 units	$ 9,800.00
Bidder 28450	5	98.000	9/13/2011 11:07:03 PM	5 units	$ 4,900.00
Bidder 23436	300	98.000	9/14/2011 1:26:02 PM	103 units	$ 100,940.00
			Auction Totals:	**2,000 units**	**$ 1,960,000.00**

« Prev. **Page** 2 **of 2** Next »

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 13571	20	2.00%	9/8/2011 11:13:47 AM	20 units	$ 20,000.00
Bidder 19232	60	2.00%	9/9/2011 12:03:41 PM	60 units	$ 60,000.00
Bidder 27566	25	2.00%	9/13/2011 4:39:35 PM	25 units	$ 25,000.00
Bidder 24675	50	2.00%	9/13/2011 5:30:12 PM	50 units	$ 50,000.00
			Auction Totals:	**155 units**	**$ 155,000.00**

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

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9/14/2011